Exhibit 4.7

B.O.S. BETTER ON-LINE SOLUTIONS LTD.

SECURITIES PURCHASE AGREEMENT

September 29, 2005

SECURITIES PURCHASE AGREEMENT

        THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2005, by and among B.O.S. BETTER ON-LINE SOLUTIONS LTD., a corporation incorporated under the laws of the State of Israel (p.c. number 520042565) (the “Company”), BOScom Ltd., a corporation incorporated under the laws of the State of Israel (organizational identification number (51-2236431) (solely with respect to the representations and warranties pertaining to it) (the “Subsidiary”), and Laurus Master Fund, Ltd., a Cayman Islands company (the “Purchaser”).

RECITALS

        WHEREAS, the Company has authorized the sale to the Purchaser of a Convertible Term Note in the aggregate principal amount of One Million and Five Hundred Thousand Dollars in the currency of the United States ($1,500,000) (the “Note”), which Note is convertible into shares of the Company’s Ordinary Shares, NIS 4.00 nominal value per share (the “Ordinary Shares”) at an initial fixed conversion price of $3.08 per share of Ordinary Shares (the “Fixed Conversion Price”);

        WHEREAS, the Company wishes to issue a warrant to the Purchaser to purchase up to 73,052 Ordinary Shares (subject to adjustment as set forth therein) in connection with Purchaser’s purchase of the Note;

        WHEREAS, Purchaser desires to purchase the Note and the Warrant (as defined in Section 2) on the terms and conditions set forth herein; and

        WHEREAS, the Company desires to issue and sell the Note and Warrant to Purchaser on the terms and conditions set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Sell and Purchase. Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Company agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, a Note in the aggregate principal amount of $1,500,000 (the “Purchase Price”) convertible into the Company’s Ordinary Shares in accordance with the terms of the Note and this Agreement. The issuance of the Note purchased on the Closing Date shall be known as the “Offering.” A form of the Note is annexed hereto as Exhibit A. The Note will mature on the Maturity Date (as defined in the Note). Collectively, the Note and Warrant and Ordinary Shares issuable in payment of the Note, upon conversion of the Note and upon exercise of the Warrant are referred to as the “Securities.”

2. Fees and Warrant. On the Closing Date:

    (a)       The Company will issue and deliver to the Purchaser a Warrant (the “Warrant”) to purchase up to 73,052 Ordinary Shares in connection with the Offering (the “Warrant Shares”) pursuant to Section 1 hereof. The Warrant must be delivered on the Closing Date. A form of Warrant is annexed hereto as Exhibit B. All the representations, covenants, warranties, undertakings, and indemnification, and other rights made or granted to or for the benefit of the Purchaser by the Company are hereby also made and granted in respect of the Warrant and the Company’s Ordinary Shares issuable upon exercise of the Warrant (the “Warrant Shares”).

    (b)       Subject to the terms of Section 2(d) below, the Company shall pay to Laurus Capital Management, LLC, the manager of the Purchaser, a closing payment in an amount equal to $105,000. The foregoing fee is referred to herein as the “Closing Payment.”

    (c)       The Company shall reimburse the Purchaser for its reasonable legal fees for services rendered to the Purchaser in preparation of this Agreement and the Related Agreements (as hereinafter defined), and expenses incurred in connection with the Purchaser’s due diligence review of the Company and its Subsidiary and all related matters. Amounts required to be paid under this Section 2(c) for such legal fees and expenses shall be $10,000 (the “Expense Payment”), which will be paid on the Closing Date.

    (d)       The Closing Payment and the Expense Payment shall be on the Closing Date, as provided below out of funds held pursuant to a Funds Escrow Agreement of even date herewith among the Company, Purchaser, and an Escrow Agent (the “Funds Escrow Agreement”) and a disbursement letter (the “Disbursement Letter”).

3. Closing, Delivery, Payment and other Closing Conditions.

    3.1        Closing. The execution and delivery of this Agreement and the Related Agreements shall occur upon exchange by facsimile of executed signature pages and all other documents, instruments and writings required to be delivered pursuant hereto and thereto. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”), shall take place on which date the conditions for Closing set forth in Section 9 herein shall be satisfied in full or waived by the Company, or at such different date as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the “Closing Date”).

    3.2        Delivery. Pursuant to the Funds Escrow Agreement in the form attached hereto as Exhibit D at the Closing on the Closing Date, the Company will deliver to the Purchaser, among other things, (i) a Note in the form attached as Exhibit A representing the Purchase Price; (ii) a Warrant in the form attached as Exhibit B in the Purchaser’s name representing 73,052 Warrant Shares, (iii) the Closing Payment, and (iv) the Expense Payment and the Purchaser will deliver to the Company, among other things, the Purchase Price (amounts set forth in the Disbursement Letter) by certified funds or wire transfer to an account designated by the Company.

    3.3        Other Closing Conditions. Prior to closing of this transaction, the Company will obtain the necessary board approvals.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows (which representations and warranties are supplemented by the Company’s filings under the Securities Exchange Act of 1934 (collectively, the “Exchange Act Filings”) and the Company’s Audited Consolidated Financial Statements as of December 31, 2004 (including the notes thereto) (the “Financial Statements”)):

    4.1        Organization, Good Standing and Qualification. Each of the Company and the Subsidiary is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation. Each of the Company and the Subsidiary has the corporate power and authority to own and operate its properties and assets and carry on its respective business as presently conducted, except as would not have a Material Adverse Effect (as defined below), and to execute and deliver, as applicable, (i) this Agreement, (ii) the Note and the Warrant to be issued in connection with this Agreement, (iii) the Master Security Agreement dated as of the date hereof among the Company and the Purchaser (as amended, modified or supplemented from time to time, the “Master Security Agreement”), (iv) the Registration Rights Agreement relating to the Securities dated as of the date hereof between the Company and the Purchaser, (v) the Escrow Agreement dated as of the date hereof among the Company, the Purchaser and the Escrow Agent referred to therein and (vi) all other agreements related to this Agreement and the Note and referred to herein (the preceding clauses (ii) through (vi), collectively, the “Related Agreements”), to issue and sell the Note and the Ordinary Shares issuable upon conversion of the Note (the “Note Shares”), to issue and sell the Warrant and the Warrant Shares, and to carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted. Each of the Company and the Subsidiary is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, or operations of the Company and it Subsidiary, taken as a whole (a “Material Adverse Effect”).

    4.2        [Reserved]

     4.3        Capitalization; Voting Rights.

    (a)        The authorized capital stock of the Company, as of the date hereof consists of 8,750,000 Ordinary Shares nominal value NIS 4.00 per share, of which, as of September 29, 2005, 6,356,782 Ordinary Shares are issued and outstanding.

     (b)        Except as disclosed on Schedule 4.3, the Exchange Act Filings or the Financial Statements, other than: (i) the shares reserved for issuance under the Company’s stock option plans; and (ii) shares which may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. Except as disclosed on Schedule 4.3, the Exchange Act Filings or the Financial Statements, neither the offer, issuance or sale of any of the Note or the Warrant, or the issuance of any of the Note Shares or Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

     (c)        All issued and outstanding Ordinary Shares of the Company: (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

     (d)        The rights, preferences, privileges and restrictions of the Ordinary Shares are as stated in the Company’s Articles of Association (the “Articles”). The Note Shares and Warrant Shares shall have been, on or before the Closing Date, duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Company’s Articles, the Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state, federal and/or Israeli securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

     4.4        Authorization; Binding Obligations. All corporate action on the part of the Company and the Subsidiary (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and under the other Related Agreements at the Closing and, the authorization, sale, issuance and delivery of the Note and Warrant has been taken or will be taken prior to the Closing. This Agreement and the other Related Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of the Company and with respect to the representations and warranties pertaining to it the Subsidiary, enforceable against each such person in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) general principles of equity that restrict the availability of equitable or legal remedies.

Except as disclosed on Schedule 4.4, in the Exchange Act Filings or the Financial Statements, the sale of the Note, the subsequent conversion of the Note into Note Shares, are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrant and the subsequent exercise of the Warrant for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

    4.5        Liabilities. Neither the Company nor the Subsidiary has any material contingent liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any Exchange Act Filings, in the Financial Statements or that would not be reasonably likely to have a Material Adverse Effect.

    4.6        Agreements; Action. Except as set forth on Schedule 4.6 or as disclosed in any Exchange Act Filings or the Financial Statements:

    (a)       there are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company or the Subsidiary is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business); (ii) the transfer or license of any material patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services.

    (b)       Since December 31, 2004, neither the Company nor the Subsidiary has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $500,000 or, in the case of indebtedness and/or liabilities individually less than $500,000, in excess of $1,000,000 in the aggregate; (iii) made any loans or advances to any person (other than the Company’s subsidiaries) in excess, individually or in the aggregate, of $500,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its material assets or rights, other than the sale of its inventory in the ordinary course of business or as a result of discontinued operations.

    (c)       For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments and contracts involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

    4.7        Obligations to Related Parties. Except as set forth on Schedule 4.7 or disclosed in any of the Exchange Act Filings or in the Financial Statements, there are no obligations of the Company or of the Subsidiary to officers, directors, shareholders or employees of the Company or the Subsidiary other than:

(a) for payment of salary or fees for services rendered and for bonus payments;

(b) reimbursement for reasonable expenses incurred on behalf of the Company and its Subsidiary;

    (c)       for other standard employee benefits made generally available to all employees (including stock option agreements outstanding or to be entered into under any stock option plan approved by the Board of Directors of the Company); and

(d) obligations listed in the Company’s financial statements.

Except as listed in the Company’s financial statements, disclosed in any of the Company’s Exchange Act Filings, in the Financial Statements or set forth on Schedule 4.7, to the Company’s knowledge, none of the officers, directors, key employees or shareholders holding 10% or more of the Company’s share capital or any members of their immediate families, are indebted to the Company, individually, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with the Company. Except as listed in the Financial Statements, disclosed in any of the Company’s Exchange Act Filings or set forth on Schedule 4.7, (i) to the Company’s knowledge no officer, director or shareholder holding 10% or more of the Company’s share capital, or any member of their immediate families, is, directly or indirectly, interested in any material contract between any third party and the Company and (ii) except with respect to the Company’s subsidiaries, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

    4.8        Changes. Since December 31, 2004, except as disclosed in any Exchange Act Filing, in the Financial Statements or in any Schedule to this Agreement or to any of the Related Agreements, there has not been:

    (a)       any change in the business, assets, liabilities, condition (financial or otherwise), properties operations of the Company or its Subsidiary, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any resignation or termination of any officer, key employee or group of employees of the Company or of its Subsidiary;

    (c)       any material change, except in the ordinary course of business or as would not have a Material Adverse Effect, in the contingent obligations of the Company or of its Subsidiary by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) any waiver by the Company or its Subsidiary of a material right or of a material debt owed to it;

    (f)        any direct or indirect loans made by the Company or its Subsidiary to any stockholder, employee, officer or director of the Company or its Subsidiary, other than advances made in the ordinary course of business or loans which do not, in the aggregate, exceed $50,000;

(g) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of the Company or its Subsidiary

(h) any declaration or payment of any dividend or other distribution of the assets of the Company or its Subsidiary;

(i) any labor organization activity related to the Company or its Subsidiary;

    (j)        any debt, obligation or liability incurred, assumed or guaranteed by the Company or its Subsidiary, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by the Company or its Subsidiary;

    (l)        any change in any material agreement to which the Company or its Subsidiary is a party or by which either the Company or its Subsidiary is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

    (m)        any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n) any arrangement or commitment by the Company or its Subsidiary to do any of the acts described in subsection (a) through (m) above.

    4.9        Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 4.9, in the Company’s Exchange Act Filings or in the Financial Statements, each of the Company and its Subsidiary has good and marketable title to its material properties and assets, and good title to its material leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:

(a) those resulting from taxes which have not yet become delinquent;

(b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or its Subsidiary; and

(c) those that have otherwise arisen in the ordinary course of business.

All material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiary are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, except as would not have a Material Adverse Effect. Except as set forth on Schedule 4.9, the Company and its Subsidiary are in compliance with all material terms of each lease to which it is a party or is otherwise bound except those that would not be reasonably likely to have a Material Adverse Effect.

    4.10        Intellectual Property.

    (a)       Each of the Company and its Subsidiary owns or possesses sufficient legal rights to use all material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes described or referred to in the Company’s Exchange Act Filings or Financial Statements as necessary for its business as now conducted (the “Intellectual Property”), without any known infringement of the rights of others. Except as disclosed in the Company’s Exchange Act Filings, in the Financial Statements, in connection with grants made by the OCS (as defined below) and for licenses granted in the ordinary course of business, there are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights.

    (b)       Neither the Company nor its Subsidiary has received any communications alleging that the Company or its Subsidiary has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company or its Subsidiary aware of any basis therefor.

    (c)       The Company does not believe it is necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or its Subsidiary, except for inventions, trade secrets or proprietary information that have been rightfully assigned to the Company or its Subsidiary.

    4.11        Compliance with Other Instruments. Neither the Company nor its Subsidiary is in violation or default of (x) any term of its Articles or Memorandum of Association, or (y) any material provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Note by the Company and the other Securities by the Company each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or its Subsidiary or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties, except as would not be reasonably expected to have a Material Adverse Effect.

    4.12        Litigation. Except as set forth on Schedule 4.12 hereto, in the Company’s Exchange Act Filings or in the Financial Statements, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or its Subsidiary that prevents the Company or its Subsidiary from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company or its Subsidiary, nor is the Company aware that there is any basis to assert any of the foregoing. Neither the Company nor its Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or its Subsidiary currently pending or which the Company or its Subsidiary intends to initiate.

    4.13        Tax Returns and Payments. Each of the Company and its Subsidiary has timely filed all tax returns required to be filed by it for the periods up to and including December 31, 2003__. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company or its Subsidiary on or before the Closing, have been paid or will be paid prior to the time they become delinquent, except as would not have a Material Adverse Effect. Except as set forth on Schedule 4.13, in the Exchange Act Filings or in the Financial Statements, neither the Company nor its Subsidiary has been advised:

(a) that any of its returns have been or are being audited as of the date hereof;

    or

(b) of any deficiency in assessment or proposed judgment to of its taxes.

The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for or which would be reasonably likely to have a Material Adverse Effect.

    4.14        Employees. Except as set forth on Schedule 4.14, in the Exchange Act Filings, or in the Financial Statements the Company is in compliance with all applicable material laws respecting employment, collective bargaining and wages and hours and have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees.

    4.15        Registration Rights and Voting Rights. Except as set forth on Schedule 4.15 and except as disclosed in the Exchange Act Filings or in the Financial Statements, neither the Company nor its Subsidiary is presently under any obligation, and neither the Company nor its Subsidiary has granted any rights, to register any of the Company’s or its Subsidiary’s presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 4.15 and except as disclosed in Exchange Act Filings or in the Financial Statements, to the Company’s knowledge, no shareholder of the Company or any of its Subsidiary is party to an existing agreement with respect to the voting of equity securities of the Company or its Subsidiary.

    4.16        Compliance with Laws; Permits. Neither the Company nor its Subsidiary is in material violation of any applicable statute, rule, regulation, order or restriction of any domestic Israeli or, to the Company’s knowledge, foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth herein or on Schedule 4.16, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Securities, except such as has been, or shall be on or before the Closing Date, duly and validly obtained or filed or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. Each of the Company and its Subsidiary has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    4.17        Environmental and Safety Laws. Neither the Company nor its Subsidiary is in material violation of any applicable Israeli statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Except as set forth on Schedule 4.17, no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or its Subsidiary or, to the Company’s knowledge, by any other person or entity on any property owned, leased or used by the Company or its Subsidiary. For the purposes of the preceding sentence, “Hazardous Materials” shall mean:

    (a)       materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable Israeli laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; or

(b) any petroleum products or nuclear materials.

    4.18        Valid Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement and in any Related Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

    4.19        Full Disclosure. There is no material information relating to the Company or its Subsidiary, which the Company and/or its Subsidiary believe is reasonably necessary for the Purchaser to make its investment decision, which was not previously disclosed to Purchaser, or appears in the Schedules hereto, in the Company’s Exchange Act Filings or in the Financial Statements. Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor any other document delivered by the Company or its Subsidiary to Purchaser or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

    4.20        Insurance. The Subsidiary has general commercial, product liability, fire and casualty insurance policies with coverages which the Company believes are customary for companies similarly situated to the Subsidiary in the same or similar business.

    4.21        SEC Filings. Except as set forth on Schedule 4.21, the Company has filed with the Securities and Exchange Commission (the “SEC”) all proxy statements, reports and other documents required to be filed by it under the Exchange Act, as a foreign private issuer (collectively, the “SEC Reports”). Except as set forth on Schedule 4.21, each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.22        Listing. The Company’s Ordinary Shares are listed for trading on the NASDAQ National Market (“NASDAQ”) and the Tel-Aviv Stock Exchange (“TASE”) and satisfy all requirements for the continuation of such listing. Except as disclosed in the Company’s Exchange Act Filings or in the Financial Statements, the Company has not received any notice that its Ordinary Shares will be delisted from NASDAQ or that its Ordinary Shares does not meet all requirements for listing.

    4.23        No Integrated Offering. Neither the Company, nor its Subsidiary or affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any of the Related Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act such that would subject the offering, issuance and sale of the Securities hereunder to the registration requirements of Section 5 of the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or its Subsidiary take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

    4.24        Stop Transfer. The Securities are restricted securities as of the date of this Agreement. Neither the Company nor its Subsidiary will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal or Israeli securities laws, by NASDAQ or by TASE.

    4.25        Dilution. The Company specifically acknowledges that its obligation to issue the Ordinary Shares upon conversion of the Note and exercise of the Warrant is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

    4.26        The Company is entitled to certain tax benefits, based on its status as an Approved Enterprise under the Law for the Encouragement of Capital Investments 5744-1984. The Company has not received any notice that it has not complied, in all material respects, with the terms and provisions of its Approved Enterprise status and applicable laws and regulations in order to retain its status as an Approved Enterprise.

     4.27        The Company has received grants in support of its research and development through the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel (the “OCS”) as listed in Schedule 4.27 hereto, in the Exchange Act Filings or in the Financial Statements (the “Grants”). The Company has not received any notice that it is not in compliance, in all material respects, with the terms and conditions of the Grants, or that is has not duly fulfilled, in all material respects, all the undertakings relating thereto. The Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

     4.28        Patriot Act. The Company certifies that, to the best of Company’s knowledge, neither the Company nor its Subsidiary has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and agrees that: (i) none of the cash or property that the Company or its Subsidiary will pay or will contribute to the Purchaser has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or its Subsidiary to the Purchaser, to the extent that they are within the Company’s and/or its Subsidiary’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Company shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Company or its Subsidiary. The Company agrees to provide the Purchaser any additional information regarding the Company or its Subsidiary that the Purchaser reasonably deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. The Company understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, the Purchaser may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of the Purchaser’s investment in the Company. The Company further understands that the Purchaser, if required by applicable law, may release confidential information about the Company and its Subsidiary and, if applicable, any underlying beneficial owners, to proper authorities if the Purchaser, in its sole discretion, determines that it is in the best interests of the Purchaser in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

5.  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

    5.1        No Shorting. The Purchaser or any of its affiliates and investment partners has not, will not and will not cause any person or entity, directly or indirectly, to engage in “short sales” of the Company’s Ordinary Shares or any other hedging strategies as long as the Note shall be outstanding. This Section 5.1 shall survive the Closing of the transactions contemplated hereby.

    5.2        Requisite Power and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the country of its formation and has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All corporate action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

    5.3        Investment Representations. Purchaser understands that the Securities are being offered and sold pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws and that the Company is relying upon the truth and accuracy of Purchaser’s representations contained in the Agreement, including, without limitation, that the Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. The Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note and the Warrant to be purchased by it under this Agreement and the Note Shares and the Warrant Shares acquired by it upon the conversion of the Note and the exercise of the Warrant, respectively. The Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s and its Subsidiary’s business, management and financial affairs and the terms and conditions of the Offering, the Note, the Warrant and the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.

    5.4        Purchaser Bears Economic Risk. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser must bear the economic risk of this investment until the Securities are sold pursuant to: (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration is available with respect to such sale.

    5.5        Acquisition for Own Account. The Purchaser is acquiring the Note and Warrant and the Note Shares and the Warrant Shares for the Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution. Purchaser has not offered the Securities for sale by any means of general solicitation or general advertising including, but no limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

    5.6        Purchaser Can Protect Its Interest. The Purchaser represents that by reason of its, or of its management’s, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Note, the Warrant and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement and the other Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.

    5.7        Accredited Investor. Purchaser represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

    5.8        Legends.

(a) The Note shall bear substantially the following legend:

“THIS NOTE AND THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ON-LINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.”

    (b)       The Note Shares and the Warrant Shares, if not issued by DWAC system (as hereinafter defined), shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES EVIDENCED BY THIS CERTIFICATE, FILED AND MADE EFFECTIVE UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ON-LINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) The Warrant shall bear substantially the following legend:

“THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING ORDINARY SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ON-LINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.”

    5.9        Control over the Purchaser. The Purchaser has made available to the Company a complete and detailed list of individuals who have or share voting and/or investment control over the Purchaser. Purchaser acknowledges that such information shall be provided by the Company to the OCS and the Investment Center of the Ministry of Industry, Trade and Labor of the State of Israel (the “Investment Center”), whose approval of the transactions contemplated hereby is a condition to the Company’s obligations hereunder. Purchaser shall update such list as reasonably requested by the Company, to comply with any request for such information from any regulatory body, including, without limitation the OCS and the Investment Center. This Section 5.9 shall survive the Closing of the transactions contemplated hereby.

6. Covenants of the Company. Until irrevocable payment in full by the Company (Subject to Section 6.12) of all amounts due to Purchaser under the Note and the Related Agreements, the Company covenants and agrees with the Purchaser as follows:

    6.1        Stop-Orders. The Company will advise the Purchaser, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Ordinary Shares of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

    6.2        Listing. The Company shall promptly secure the listing of the Ordinary Shares issuable upon conversion of the Note and upon the exercise of the Warrant on the NASDAQ National Market or on any other market upon which the Company’s Ordinary Shares are then listed (the “Principal Market”) (subject to official notice of issuance) and shall maintain such listing so long as any other Ordinary Shares shall be so listed. Except with respect to the listing on the Tel-Aviv Stock Exchange, the Company will maintain the listing of its Ordinary Shares on the Principal Market, and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.

    6.3        Market Regulations. The Company shall notify the SEC, NASD, the Israeli Securities Authority and the Tel-Aviv Stock Exchange and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchaser.

    6.4        Reporting Requirements. The Company will timely file with the SEC all reports required to be filed pursuant to the Exchange Act by foreign private issuers and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

     6.5        Use of Funds. The Company agrees that it will use the proceeds of the sale of the Note and the Warrant for general working capital purposes, and/or mergers and acquisitions only.

     6.6        Access to Facilities Each of the Company and its Subsidiary will permit any representatives designated by the Purchaser (or any successor of the Purchaser), upon reasonable notice and during normal business hours, at such person’s expense and accompanied by a representative of the Company, to:

(a) visit and inspect any of the properties of the Company or its Subsidiary;

    (b)       examine the corporate and financial records of the Company or any of its Subsidiary (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

    (c)       discuss the affairs, finances and accounts of the Company or its Subsidiary with the directors, officers and independent accountants of the Company or its Subsidiary. Notwithstanding the foregoing, neither the Company nor its Subsidiary will provide any material, non-public information to the Purchaser unless the Purchaser signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws

     6.7        Taxes. Each of the Company and its Subsidiary will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and its Subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and its Subsidiary will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor

     6.8        Insurance. Each of the Company and its Subsidiary will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as the Company and its Subsidiary; and the Subsidiary will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner which the Company reasonably believes is customary for companies in similar business similarly situated as the Company and its Subsidiary and to the extent available on commercially reasonable terms. The Company will bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Purchaser as security for its obligations hereunder and under the Related Agreements. At the Company’s and its Subsidiary’s cost and expense in amounts and with carriers reasonably acceptable to Purchaser, the Company and its Subsidiary shall (i) keep its material properties insured against the hazards of fire, flood and such other hazards that are included in “Extended Fire” insurance, for such properties’ full value; (ii) maintain Third Party Liability insurance against claims for personal injury, death or property damage suffered by others with the limit of liability of NIS 5 Million per occurrence and in the aggregate; (iii) maintain Employers’ Liability Insurance with the limit of liability of $5 Million per occurrence and in the aggregate; and (iv) furnish Purchaser with (x) a certificate evidencing the maintenance of such insurance coverage at least thirty (30) days before any expiration date, (y) excepting the Employer’s Liability Insurance, endorsements to such policies naming Purchaser as “co-insured” or “additional insured” , and (z) evidence that as to Purchaser the insurance coverage shall not be impaired or invalidated by the insurer and the insurer will provide Purchaser with at least thirty (30) days notice prior to cancellation. The Company and the Subsidiary shall instruct the insurance carriers that in the event of any loss thereunder in excess of $50,000 in the aggregate, upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period and until such Event of Default is cured, or waived by the Purchaser in its sole discretion, the carriers shall make payment for such loss to the Company and/or the Subsidiary and Purchaser jointly. In the event that as of the date of receipt of each loss recovery upon any such insurance, the Purchaser has not declared an Event of Default with respect to this Agreement or any of the Related Agreements, then the Company and/or such Subsidiary shall be permitted to direct the application of such loss recovery proceeds toward investment in property, plant and equipment that would comprise “Pledgor Collateral” secured by Purchaser’s security interest pursuant to its security agreement, with any surplus funds to be applied toward payment of the obligations of the Company to Purchaser. In the event that Purchaser has properly declared an Event of Default with respect to this Agreement or any of the Related Agreements, then all loss recoveries received by Purchaser upon any such insurance thereafter may be applied to the obligations of the Company hereunder and under the Related Agreements, in such order as the Purchaser may determine. Any surplus (following satisfaction of all Company obligations to Purchaser) shall be paid by Purchaser to the Company or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Company or the Subsidiary, as applicable, to Purchaser, on demand.

     6.9        Intellectual Property. Each of the Company and its Subsidiary shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

     6.10        Properties. Each of the Company and its Subsidiary will keep its material properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto, except as would not have a Material Adverse Effect; and each of the Company and its Subsidiary will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.11        Confidentiality The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser, unless expressly agreed to by the Purchaser or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Notwithstanding the foregoing, the Company may disclose Purchaser’s identity and the terms of this Agreement to its current and prospective debt and equity financing sources.

     6.12        Required Approvals. For so long as twenty-five percent (25%) of the principal amount of the Note is outstanding, the Company, without the prior written consent of the Purchaser, shall not:

(a) directly or indirectly declare or pay any dividends, other than dividends paid to the Company or any of its wholly-owned subsidiaries;

(b) liquidate, dissolve or effect a material reorganization provided, however, that the Company may merge or effect a material reorganization if the Company is the surviving entity;

    (c)       become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s or its Subsidiary’s right to perform the provisions of this Agreement, any other Related Agreement or any of the agreements contemplated hereby or thereby;

    (d)       (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment (not in excess of ten percent (10%) per annum of the fair market value of the Company’s assets) whether secured or unsecured other than (x) the Company’s indebtedness to the Purchaser, (y) indebtedness set forth on Schedule 6.12(d) attached hereto and made a part hereof and any refinancings or replacements thereof on terms no less favorable to the Company than the indebtedness being refinanced or replaced, and (z) any debt incurred in connection with the purchase of assets, or any refinancings or replacements thereof on terms no less favorable to the Company than the indebtedness being refinanced or replaced; (ii) cancel any debt owing to it in excess of $500,000 in the aggregate during any 12 month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness of the Company’s subsidiaries or otherwise permitted to be outstanding pursuant to this clause (d); and

    (e)       except as set forth in Schedule 6.12(e), create or acquire any subsidiary after the date hereof unless (i) such subsidiary is a wholly-owned subsidiary of the Company or (ii) such Subsidiary becomes party to the Master Security Agreement (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and, to the extent required by the Purchaser, satisfies each condition of this Agreement and the other Related Agreements as if such subsidiary was a subsidiary on the Closing Date.

     6.13        Reissuance of Securities. The Company agrees to reissue certificates representing the Securities without the legends set forth in Section 5.8 above at such time as:

(a) the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or

(b) upon resale subject to an effective registration statement after such Securities are registered under the Securities Act.

        The Company agrees to cooperate with the Purchaser in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided the Company and its counsel receive reasonably requested representations from the selling Purchaser and broker, if any.

    6.14        Opinions. On the Closing Date, the Company will deliver to the Purchaser opinions acceptable to the Purchaser substantially in the forms of Exhibits C1 and C2 hereto, from the Company’s external legal counsels. The Company will provide, at the Company’s expense, such other legal opinions to be issued in connection with sales effected under Rule 144 of the Securities Act, or in connection with a request by or on behalf of the Company’s Transfer Agent in the future as are deemed reasonably necessary by the Purchaser (and acceptable to the Purchaser) in connection with the conversion of the Note and exercise of the Warrant.

    6.15        On or prior to the Closing Date the Company will execute and deliver to the Purchaser the Related Agreements signed by the Company and its Subsidiary (if required) and any debentures attached thereto.

     6.16        On or prior to the Closing Date, the Company will execute and deliver to the Purchaser a confirmation by the board of directors of the Company according to section 282 of the Companies Law – 1999, together with a copy of resolutions by the Company’s Board of Directors, authorizing the execution and performance of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

     6.17        The Company will at all times have authorized and reserved a sufficient number of Ordinary Shares for the full conversion of the Note and exercise of the Warrants.

7.  Covenants of the Purchaser. The Purchaser covenants and agrees with the Company as follows:

    7.1        Confidentiality. The Purchaser agrees that it will not disclose, and will not include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

    7.2        Non-Public Information. The Purchaser agrees not to effect any sales in the Company’s Ordinary Shares while in possession of material, non-public information regarding the Company if such sales would violate applicable securities law.

        This Section 7 shall survive the Closing of the transactions contemplated hereby.

8. Covenants of the Company and Purchaser Regarding Indemnification.

    8.1        Company Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend the Purchaser, each of the Purchaser’s officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchaser which results, arises out of or is based upon: (i) any misrepresentation by the Company or its Subsidiary or breach of any warranty by the Company or its Subsidiary in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by Company or its Subsidiary of any covenant or undertaking to be performed by Company or its Subsidiary hereunder, under any other Related Agreement or any other agreement entered into by the Company and Purchaser relating hereto or thereto. Nothing herein shall be deemed to expand the Subsidiary’s liability hereunder or under any Related Agreement, beyond its liability in connection with the representations and warranties made by the Subsidiary hereunder.

    8.2        Purchaser’s Indemnification. Purchaser agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons and principal shareholders, at all times against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which results, arises out of or is based upon: (i) any misrepresentation by Purchaser or breach of any warranty by Purchaser in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by Purchaser of any covenant or undertaking to be performed by Purchaser hereunder, or under any other Related Agreement.

9.  Conditions of the Company’s Obligations at the Closing. The obligations of the Company to issue the Note and the Warrant to the Investors at the Closing is subject to the fulfillment (or waiver by the Company) prior to or on the Closing Date of the conditions set forth below. In the event that any such condition is not met to the satisfaction of the Company, then the Company shall not be obligated to proceed with the transactions contemplated hereunder and in the Related Agreements, and shall not be subject to any liability hereunder or thereunder.

9.1	Representations and Warranties. The representations and warranties of the Purchaser under this Agreement and the related Agreements shall be true in all material respects as of the Closing Date, with the same effect as though made on and as of such date.

9.2	Compliance with Agreements. Purchaser shall have performed and complied in all respects with all agreements or conditions required by this Agreement and the Related Agreements to be performed and complied with by it prior to or as of the Closing Date.

9.3	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, which prohibits the consummation of any of the transactions contemplated by this Agreement and the Related Agreements.

9.4	Delivery of Purchase Amount. The Purchaser shall have delivered to the Company the Purchase Amount on or before the Closing Date.

9.5	Government Approvals. The Company shall have received all necessary approvals by the OCS and the Investment Center with respect to the transactions contemplated hereby and by the Related Agreements. The Purchaser shall have executed any confirmations required by the OCS and/or the Investment Center for the grant of such approvals.

9.6	Notices to NASDAQ the TASE and the ISA. The Company shall have made all required filings of notices with NASDAQ, the Tel Aviv Stock Exchange and the Israel Securities Authority and has received no notice adversely effecting the performance of the transactions contemplated hereunder and in the Related Agreements. The Company shall use its commercially reasonable efforts to complete such filings.

10.  Conversion of Convertible Note.

    10.1        Mechanics of Conversion.

    (a)       Provided the Purchaser has notified the Company of the Purchaser’s intention to sell the Note Shares and the Note Shares are included in an effective registration statement or are otherwise exempt from registration when sold: (i) upon the conversion of the Note or part thereof, the Company shall, at its own cost and expense, take all necessary action (including the issuance of an opinion of counsel reasonably acceptable to the Purchaser following a request by the Purchaser) to assure that the Company’s transfer agent shall issue the Company’s Ordinary Shares in the name of the Purchaser (or its nominee) or such other persons as designated by the Purchaser in accordance with Section 10.1(b) hereof and in such denominations to be specified representing the number of Note Shares issuable upon such conversion; and (ii) the Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company’s Ordinary Shares and that after the Effectiveness Date (as defined in the Registration Rights Agreement) the Note Shares issued will be freely transferable subject to the prospectus delivery requirements of the Securities Act and the provisions of this Agreement, and will not contain a legend restricting the resale or transferability of the Note Shares.

    (b)       Purchaser will give notice of its decision to exercise its right to convert the Note or part thereof by telecopying or otherwise delivering an executed and completed notice including a breakdown in reasonable detail of the Principal Amount and accrued interest being converted (the “Notice of Conversion”) all as more fully provided in the Note. The Purchaser will not be required to surrender the Note until the Purchaser receives a credit to the account of the Purchaser’s prime broker through the DWAC system (as defined below), representing the Note Shares or until the Note has been fully satisfied. Each date on which a Notice of Conversion is telecopied or delivered to the Company in accordance with the provisions hereof shall be deemed a “Conversion Date.” Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Company of the Notice of Conversion (the “Delivery Date”)

    (c)       The Company understands that a delay in the delivery of the Note Shares in the form required pursuant to Section 10 hereof beyond the Delivery Date could result in economic loss to the Purchaser. In the event that the Company fails to direct its transfer agent to deliver the Note Shares to the Purchaser via the DWAC system within the time frame set forth in Section 10.1(b) above and the Note Shares are not delivered to the Purchaser by the Delivery Date, as compensation to the Purchaser for such loss, the Company agrees to pay late payments to the Purchaser for late issuance of the Note Shares in the form required pursuant to Section hereof upon conversion of the Note in the amount equal to the greater of: (i) $500 per business day after the Delivery Date; or (ii) the Purchaser’s actual damages from such delayed delivery. Notwithstanding the foregoing, the Company will not owe the Purchaser any late payments if the delay in the delivery of the Note Shares beyond the Delivery Date is solely out of the control of the Company and the Company is actively trying to cure the cause of the delay. The Company shall pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages. Such documentation shall show the number of Ordinary Shares the Purchaser is forced to purchase (in an open market transaction) which the Purchaser anticipated receiving upon such conversion, and shall be calculated as the amount by which (A) the Purchaser’s total purchase price (including customary brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate principal and/or interest amount of the Note, for which such Conversion Notice was not timely honored.

    10.2        Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum amount permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Purchaser and thus refunded to the Company.

11. Registration Rights, Offering Restrictions.

    11.1        Registration Rights Granted. The Company hereby grants registration rights to the Purchaser pursuant to a Registration Rights Agreement dated as of even date herewith between the Company and the Purchaser.

     11.2        Offering Restrictions. Except as previously disclosed in the SEC Reports, in the Exchange Act Filings, in the Financial Statements, or stock or stock options granted to employees or directors of the Company (these exceptions hereinafter referred to as the “Excepted Issuances”), neither the Company nor its Subsidiary will issue any securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities (i.e. Ordinary Shares subject to a registration statement) prior to the full repayment or conversion of the Note (together with all accrued and unpaid interest and fees related thereto) (he “Exclusion Period”).

12.  Miscellaneous.

    12.1        Governing Law. THIS AGREEMENT AND EACH RELATED AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. ANY ACTION BROUGHT BY EITHER PARTY AGAINST THE OTHER CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. BOTH PARTIES AND THE INDIVIDUALS EXECUTING THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS ON BEHALF OF THE COMPANY AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS AND WAIVE TRIAL BY JURY. IN THE EVENT THAT ANY PROVISION OF THIS AGREEMENT OR ANY OTHER RELATED AGREEMENT DELIVERED IN CONNECTION HEREWITH IS INVALID OR UNENFORCEABLE UNDER ANY APPLICABLE STATUTE OR RULE OF LAW, THEN SUCH PROVISION SHALL BE DEEMED INOPERATIVE TO THE EXTENT THAT IT MAY CONFLICT THEREWITH AND SHALL BE DEEMED MODIFIED TO CONFORM WITH SUCH STATUTE OR RULE OF LAW. ANY SUCH PROVISION WHICH MAY PROVE INVALID OR UNENFORCEABLE UNDER ANY LAW SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF ANY AGREEMENT.

    12.2        Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby to the extent provided therein. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of either party pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such party hereunder solely as of the date of such certificate or instrument.

    12.3        Successors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time, other than the holders of Ordinary Shares which have been sold by the Purchaser pursuant to Rule 144 or an effective registration statement. Purchaser may not assign its rights hereunder to a competitor of the Company or its Subsidiary.

    12.4        Entire Agreement. This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

    12.5        Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    12.6        Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser or their respective successors.

(b) The obligations of the Company and the rights of the Purchaser under this Agreement may be waived only with the written consent of the Purchaser or its successors.

(c) The obligations of the Purchaser and the rights of the Company under this Agreement may be waived only with the written consent of the Company or its successors.

    12.7        Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

    12.8        Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a) upon personal delivery to the party to be notified;

(b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to the Purchaser, to:	B.O.S. Better On-Line Solutions Ltd.
Beit Rabin, 100 BOS Road, Teradyon Industrial Park,
Misgav 20179, Israel

Attention:    Chief Financial Officer
Facsimile:    (972) 4 999-0334

with a copy to:

Amit, Pollak, Matalon & Ben-Naftali, Erez & Co.NYP
Tower, 17 Yitzha Sadeh Street, 19th Floor
Tel Aviv 67775
Attention:    Shlomo Landress, Esq.

Facsimile: (972) 3 561-3620

If to the Company, to:	Laurus Master Fund, Ltd.
c/o Ironshore Corporate Services ltd.
P.O. Box 1234 G.T.
Queensgate House, South Church Street
Grand Cayman, Cayman Islands
Facsimile:    345-949-9877

with a copy to:

John E. Tucker, Esq.
825 Third Avenue 14th Floor
New York, NY 10022
Facsimile: 212-541-4434

or at such other address as the Company or the Purchaser may designate by written notice to the other parties hereto given in accordance herewith.

    12.9        Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable and actually incurred fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

    12.10        Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

    12.11        Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    12.12        Broker’s Fees, Stamp Taxes. Except as set forth on Schedule 12.12 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 12.12 being untrue. The Company shall bear all stamp taxes required to be paid in connection with this Agreement, the Note and/or the Warrant.

    12.13        Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY: B.O.S. BETTER ON-LINE SOLUTIONS LTD. By: ————————————————— Name: Adiv Baruch Nehemia Kaufman ————————————————— Title: CEO CFO —————————————————	PURCHASER: LAURUS MASTER FUND, LTD. By: —————————————— Name: —————————————— Title: ——————————————

BOSCOM, LTD. By: ————————————————— Name: Adiv Baruch ————————————————— Title: CEO —————————————————

QUASAR TELECOM (2004) LTD. By: ————————————————— Name: Nehemia Kaufman ————————————————— Title: Director —————————————————

EXHIBIT A

FORM OF CONVERTIBLE NOTE

[omitted]

EXHIBIT B

FORM OF WARRANT

[omitted]

EXHIBITS C1-C2

OPINIONS

[omitted]

EXHIBIT D

FORM OF ESCROW AGREEMENT

[omitted]

MASTER SECURITY AGREEMENT

THIS MASTER SECURITY AGREEMENT (this “Security Agreement”) made as of the 29th day of September 2005, by and between B.O.S. Better On-Line Solutions Ltd., a company incorporated under the laws of the State of Israel, company number 52-004256-5 (the “Pledgor”) and Laurus Master Fund a Cayman Islands company (the “Purchaser”).

WHEREAS	Pledgor and the Purchaser, have entered into a Securities Purchase Agreement dated September 29, 2005 (the “Purchase Agreement”)

WHEREAS	the Pledgor has agreed to enter into this Security Agreement in order to secure the Obligations (as defined below) of the Pledgor to the Purchaser pursuant to the Purchase Agreement, the Note, the Warrant and the Related Agreements.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	The Preamble to this Security Agreement constitutes an integral part thereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

2.	To secure the full and punctual payment and performance of all Obligations (as hereafter defined), the Pledgor hereby assigns and grants to the Purchaser the following security interests:

(a)	A first priority floating charge on all assets of the Pledgor, now owned or at any time hereafter acquired by the Pledgor, or in which the Pledgor now has or at any time in the future may acquire any right, title or interest (the “Pledgor Collateral”), including without limitation, all accounts, inventory, equipment, goods, promissory notes, contractual rights (subject to any assignment or pledge limitations included therein) chattel paper, investment property (excluding the Pledged Shares (as defined below) and any interests in Surf Communications Solutions Ltd. but including all other equity interests owned by the Pledgor), letter-of-credit rights, intellectual property, trademarks and tradestyles in which the Pledgor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore. A debenture with respect the said pledge is attached as Exhibit A hereto.

(b)	A first priority fixed charge on (i) all of its right, title and interest in all outstanding and issued shares (144,330 Ordinary Shares) of BOScom Ltd. held by the Pledgor and any additional shares of BOScom Ltd. that Pledgor may acquire, receive and/or otherwise be entitled to (the “BOScom Pledged Shares”); (ii) all of its right, title and interest in all outstanding and issued shares (1,000 Ordinary Shares) of Quasar Telecom (2004) Ltd. held by the Pledgor and any additional shares of Quasar Telecom (2004) Ltd. that Pledgor may acquire, receive and/or otherwise be entitled to (the “Quasar Pledged Shares” and together with the BOScom Pledged Shares, the “Pledged Shares”).

A debenture with respect the Pledged Shares is attached as Exhibit B hereto.

3.	Notwithstanding any other provision herein, any security interest granted by the Pledgor hereunder shall be subject to any restriction, if such exist, on the transfer of intellectual property imposed by or pursuant to the regulations and directives of the Ministry of Industry and Trade and the Office of the Chief Scientist applicable to the Company.

4.	The term “Obligations” as used herein shall mean and include all debts, indebtedness, obligations and liabilities of the Pledgor to the Purchaser whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise and arising under, out of, or in connection with: (i) the Purchase Agreement, (ii) the Note, (iii) the Warrant, (iv) the Related Agreements (the Purchase Agreement, the Note, the Warrant and the Related Agreements and this Security Agreement, as each may be amended, modified, restated or supplemented from time to time, are collectively referred to as the “Documents”), and in connection with any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein, provided however that the realization of any pledge under this Security Agreement shall at all times be limited to the then outstanding amount payable to Purchaser under the Note and to any expenses and costs related to the realization of such pledge.

5.	The Pledgor hereby represents, warrants and covenants to the Purchaser that:

(a)	it is a corporation validly existing and duly incorporated under the laws of the State of Israel;

(b)	its legal name is as set forth in its Certificate of Incorporation as amended through the date hereof and it will provide the Purchaser thirty (30) days’ prior written notice of any change in its legal name;

(c)	its organizational identification number (if applicable) is as set forth above and it will provide the Purchaser thirty (30) days’ prior written notice of any change in its organizational identification number;

(d)	it is the lawful owner of the Pledgor Collateral and the Pledged Shares, it has the sole right to grant a security interest therein and will defend such collateral against all claims and demands of all persons and entities;

(e)	it will keep the Pledgor Collateral and the Pledged Shares free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature (“Encumbrances”), except for such Encumbrances which by their terms are junior to the security interests granted to the Purchaser and were created after receipt of the prior written consent of the Purchaser (which consent shall not be unreasonably withheld) or with respect to the Pledgor Collateral only, are made in the ordinary course of business;

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(f)	it will not, without the Purchaser’ prior written consent, which consent shall not be unreasonably withheld, sell, exchange, lease, pledge or otherwise dispose of or give any other rights in the Pledgor Collateral and the Pledged Shares except, with respect to the Pledgor Collateral only and not including the Pledged Shares, for sales and/or exchanges of tangible assets that are part of the Pledgor Collateral and for leases, pledges on assets imposed in connection with the purchase or lease thereof or other dispositions in the ordinary course of business.

(g)	it will insure or cause Pledgor Collateral to be insured in accordance with the provisions of the Purchase Agreement;

(h)	it will upon reasonable notice and during normal business hours allow the Purchaser or the Purchaser’ representatives free access to and the right of inspection of the tangible Pledgor Collateral;

(i)	Pledgor hereby agrees to indemnify and save the Purchaser harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys’ fees, that the Purchaser may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Security Agreement or in the prosecution or defense of any action or proceeding either against the Purchaser or the Pledgor concerning any matter growing out of or in connection with this Security Agreement, and/or any of the Obligations and/or any of the Pledgor Collateral and the Pledged Shares, except to the extent caused by the Purchaser’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding the above, in no event shall Pledgor’s aggregate liability pursuant to all sections of this Security Agreement exceed the then outstanding amount payable to Purchaser under the Note and to any expenses and costs related to the realization of such pledge.

6.	The occurrence of any of the following events or conditions shall constitute an “Event of Default”:

(a)	Breach of any covenant, warranty or representation made or furnished to the Purchaser by the Pledgor in any of the Documents, which, after given prior notice if subject to cure, shall not be cured for a period of thirty (30) business days;

(b)	the loss, theft, substantial damage, destruction to or of any material portion of the Pledgor Collateral; the sale or encumbrance of the Pledgor Collateral except as set forth under sections 5(e) or 5(f) above; the sale or encumbrance of the Pledged Shares or the making of any seizure or attachment thereof or thereon except to the extent:

(i)	such loss, damage or destruction is covered by insurance proceeds;

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(ii)	said encumbrance is junior to the security interest provided hereunder and was registered per written prior consent provided by Purchaser, which consent shall not be unreasonably withheld; or

(iii)	said seizure or attachment does not secure indebtedness in excess of $50,000 or such seizure or attachment has not been removed or otherwise released within thirty (30) business days of the creation or the assertion thereof;

(c)	Pledgor is not able to pay its matured current debts, shall cease operations, dissolve, terminate its business existence, make an assignment for the benefit of creditors, suffer the appointment of a receiver, trustee, liquidator or custodian of all or any material part of the Pledgor’s property, which appointment shall not have been revoked within thirty (30) business days;

(d)	Pledgor shall become subject to any proceedings under any applicable bankruptcy or insolvency law, which if commenced against the Pledgor, shall not be dismissed within thirty (30) business days;

(e)	The Pledgor shall repudiate, purport to revoke or fail to perform any or all of its obligations under the Note (after given no less than 15-days prior notice and after passage of applicable cure period, if any);

(f)	an Event of Default shall have occurred under and as defined in the Purchase Agreement or in any Related Agreement (after passage of applicable cure period, if any);

(g)	any event which materially adversely affects the value of any of the Pledged Shares and/or the Pledgor Collateral. The Pledgor shall promptly notify the Purchaser in writing of such event.

(h)	any event or series of events occur(s), which, in the reasonable opinion of the Purchaser, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Pledgor or on the ability of the Pledgor to comply with any of its material obligations hereunder or under the Purchase Agreement, provided that Purchaser gives the Pledgor a written notice for declaring a Default Event under this subclause (h), and further provided that the Pledgor shall be entitled to provide a written response to the Purchaser within fourteen (14) days, it being agreed however, that nothing herein nor the Pledgor’s written response shall limit or delay the Purchaser’s right, in its discretion, to declare a Default Event hereunder and exercise the remedies available to the Purchaser hereunder, immediately after Pledgor’s written response.

7.	Upon the occurrence of any Event of Default and at any time thereafter, the Purchaser may declare all Obligations immediately due and payable and the Purchaser shall have the remedies of a secured party provided in this Agreement and under any applicable law. Any proceeds of any foreclosures on any of the Pledgor Collateral or the Pledged Shares shall be first applied by the Purchaser to the payment of all expenses in connection with the sale of the Pledgor Collateral or the Pledged Shares, including reasonable attorneys’ fees and other legal expenses and disbursements and the reasonable expense of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds shall be applied by the Purchaser toward the payment of any outstanding Obligations in such order of application as the Purchaser may elect, and the Pledgor shall be liable for any deficiency.

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8.	If the Pledgor defaults in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties to be performed or fulfilled under or pursuant to this Security Agreement, the Purchaser may, at its option without waiving its right to enforce this Security Agreement according to its terms, immediately or at any time thereafter but subject to notice to the Pledgor, perform or fulfill the same or cause the performance or fulfillment of the same for Pledgor’s account and at Pledgor’s cost and expense, and the cost and expense thereof (including reasonable attorneys’ fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law.

9.	No delay or failure on the Purchaser’s part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by the Purchaser and then only to the extent therein set forth, and no waiver by the Purchaser of any default shall operate as a waiver of any other default or of the same default on a future occasion. The Purchaser’s books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, and unless Pledgor presents records or other evidence to the contrary, shall be binding upon the Pledgor for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. The Purchaser shall have the right to enforce any one or more of the remedies available to the Purchaser, successively, alternately or concurrently.

10.	The Pledgor shall cooperate with the Purchaser and execute all documents as may be reasonably necessary to register the Pledged Shares and the Pledgor Collateral with the Israeli Registrar of Companies and/or any other Registrar, including, inter alia, the document(s) in the form annexed hereto as Exhibit C hereto, and shall bear all stamp taxes with respect to such registrations. The Pledgor undertakes to register such registrations with the Israeli Registrar of Companies within 3 business days in Israel. The Pledgor shall pay upon demand, all reasonable expenses, including reasonable attorney’s fees, of enforcing the Purchaser’s rights and remedies hereunder in the event of a breach by the Pledgor as well as with respect to expenses resulting from exercising the pledge of any of the Pledged Shares, and/or the Pledgor Collateral.

11.	This Security Agreement shall terminate upon full payment of all the Obligations, including the Note, and the Purchaser undertakes to promptly sign any and all forms required in order to remove any and all security interests granted by Pledgor hereunder.

12.	This Security Agreement shall be governed by and construed in accordance with the laws of the State of Israel and cannot be terminated orally. Notwithstanding the above, if legally possible, the Purchaser will be entitled to initiate any legal action according to the terms of this Agreement and elect to realize any or all of the Pledged Shares and/or the Pledgor Collateral, pursuant to the laws of the State of New York. In such event the competent courts of New York will have the exclusive jurisdiction and this Security Agreement shall be governed by and construed with the laws of the State of New York.

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13.	All of the rights, remedies, options, privileges and elections given to the Purchaser hereunder shall inure to the benefit of the Purchaser’s successors and assigns. The term “Purchaser” as herein used shall include the Purchaser’s company, any parent of the Purchaser’s company, any of the Purchaser’s subsidiaries and any co-subsidiaries of The Purchaser’ parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Security Agreement shall inure to the benefit of and shall bind the representatives, successors and assigns of each of us and them.

14.	All notices hereunder shall be sufficiently given if mailed or delivered to the addresses set forth below.

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IN WITNESS WHEREOF this Master Security Agreement has been executed by the parties hereto as of the date first above written.

B.O.S. Better On-Line Solutions Ltd.

Beit Rabin, 100 BOS Road, Teradyon
Industrial Park, Misgav 20179, Israel

Attention:	Chief Financial Officer
Facsimile:	(972) 4 999-0334

——————————————————————— By: Adiv Baruch ————————————————— Title: Chief Executive Officer ————————————————— Date: September 29, 2005 —————————————————

By: Nehemia Kaufman ————————————————— Title: Chief Financial Officer ————————————————— Date: September 29, 2005 —————————————————

Laurus Master Fund Ltd. ——————————————————————— By: ————————————————— Title: ————————————————— Date: September 29, 2005 —————————————————

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